Exhibit 99.1

NEWS RELEASE

EDITORIAL CONTACT:	INVESTOR CONTACT:
Drew Prairie	Ruth Cotter
(512) 602-4425	(408) 749-3887
drew.prairie@amd.com	ruth.cotter@amd.com

AMD Promotes Bob Rivet to Chief Operations and

Administrative Officer,

Emilio Ghilardi to become Chief Sales Officer

— Executive appointments realign leadership team responsibilities to further focus on AMD’s key priorities —

SUNNYVALE, Calif. — Oct. 23, 2008 — AMD (NYSE: AMD) today announced the expansion of key executive roles. Bob Rivet, former executive vice president and chief financial officer, was named chief operations and administrative officer. Emilio Ghilardi, senior vice president and general manager of sales for Europe, Middle East and Africa (EMEA), will assume the role of chief sales officer at the beginning of 2009.

“With our recently-announced Asset Smart strategy, AMD is accelerating our transformation to capitalize on our proven expertise in both microprocessor and leading-edge graphics to deliver the innovations that matter most to our customers,” said Dirk Meyer, AMD president and CEO. “Placing these proven, experienced leaders in expanded roles will strengthen our customer relationships, enhance our execution and drive progress against our corporate objectives. Emilio brings more than 20 years of computer sales and marketing experience that will help AMD continue to strengthen and expand our global customer relationships. Bob’s proven operational discipline and leadership will help AMD evolve operationally as a smarter, more flexible company.”

Rivet, 54, will build on the strong operational discipline demonstrated as CFO and assume expanded responsibilities for more of AMD’s key centralized functions, including the company’s supply chain, human resources, and information technology organizations. Rivet will continue in his role as chief financial officer until a replacement is announced.

Prior to AMD, Rivet served as senior vice president and director of finance of the Semiconductor Products Sector of Motorola, now an independent corporation called Freescale. During his 24 years at Motorola, Rivet gained extensive experience in the semiconductor industry, having served in a number of positions in semiconductor operations since 1981. He has been AMD CFO since he joined the company in 2000.

Ghilardi, 50, will assume his new position as part of a planned executive transition. AMD’s current Senior Vice President and Chief Sales Officer Gustavo Arenas will transition into a role focused exclusively on further strengthening AMD’s global customer and strategic relationships, one of his stated objectives when he assumed the CSO role earlier this year. Ghilardi will continue in his current role until a replacement is announced.

Ghilardi joined AMD earlier this year from HP, where he most recently served as the vice president and general manager of HP’s EMEA Consumer Business Unit, managing a multi-billion dollar business for consumer PCs and imaging and printing products. Previously, Ghilardi was the EMEA vice president and general manager of commercial hardware within the Imaging and Printing Group. Ghilardi also served as the vice president of Consumer PC Clients in EMEA.

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